UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 1, 2006
Stonepath Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-16105	65-0867684
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2200 Alaskan Way, Suite 200		98121
Seattle, Washington		(Zip Code)
(Address of Principal Executive Offices)
Registrant’s telephone number, including area code: (206) 336-5400
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On December 1, 2006 (the “Effective Date”), Stonepath Group, Inc. (the “Company”) entered into a letter agreement (the “Letter Agreement”) with Dennis L. Pelino, Chairman of the Company’s board of directors, at Mr. Pelino’s request, for the purpose of improving the Company’s cash flow. The Letter Agreement modifies the Amended and Restated Employment Agreement dated February 22, 2002, as previously amended March 11, 2004, by and between the Company and Mr. Pelino (the “Employment Agreement”) to provide, among other things, that the $360,000 cash portion of Mr. Pelino’s base salary will be paid partially in cash (the “Cash Amount”) and partially in shares of the common stock of the Company (the “Stock Amount”). Pursuant to the Letter Agreement, the gross Cash Amount at each bi-weekly payroll period shall be equal to $4,000 and the Stock Amount shall be a number of shares of the Company’s common stock (the “Common Stock”) with an aggregate value equal to the bi-weekly cash portion of the base salary less Cash Amount. The value of each share of Common Stock shall be deemed equal to the average daily closing price of the Common Stock during the applicable payroll period.
     The modifications described above are effective for the one-year period beginning on the Effective Date and shall be renewable upon the mutual written consent of Mr. Pelino and the Company.
     The full text of the Letter Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers
(e) Reference is hereby made to Item 1.01 above regarding certain modifications to Mr. Pelino’s compensatory arrangement with the Company pursuant to the Letter Agreement. The full text of the Letter Agreement is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits
(d)
10.1	Letter Agreement dated December 1, 2006 by and between Stonepath Group, Inc. and Dennis L. Pelino.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STONEPATH GROUP, INC.
Date: December 6, 2006	By:	/s/ Robert T. Christensen
		Name:	Robert T. Christensen
		Title:	Chief Financial Officer

EXHIBIT INDEX
10.1	Letter Agreement dated December 1, 2006 by and between Stonepath Group, Inc. and Dennis L. Pelino.